Exhibit 99(a)

For Release: 6:30 a.m. EDT, July 17, 2003	Contact: Paula M. Angelo
(248) 813-2626
paula.m.angelo@delphi.com

DELPHI EARNS $0.16 PER SHARE IN Q2
Non-GM revenue climbs to 39 percent of total sales for quarter; Operating cash flow remains strong; company reaffirms CY 2003 guidance

     TROY, Mich. — Delphi Corp. (NYSE: DPH) today reported Q2 2003 revenues of $7.1 billion and earnings of $88 million or $0.16 per share, in line with First Call consensus and guidance issued June 12, 2003. The company generated $344 million in operating cash flow (1), exceeding revised forecasts for Q2 and reflecting the application of lean practices in the management of working capital and capital expenditures. Delphi also reaffirmed its CY2003 guidance for revenue, earnings and cash flow.

     “Although we experienced a number of unusual items concurrently in the quarter — most notably an adverse legal judgment, timing of portfolio actions and general weakness in market demand and production volumes — we met the targets we set for ourselves within the context of these events while keeping our operating performance on track,” said J.T. Battenberg III, Delphi’s chairman, president and chief executive officer. “While the pattern of production levels is impacting the second half of the year, we remain confident that Delphi will meet our CY 2003 guidance and is on the right path for future growth and profitability.”

     “We’re continuing to make strides in diversifying our global customer base. Our aggressive strategy contributed to the 11.1 percent increase in Delphi’s non-GM revenues,” Battenberg added. “For the quarter, our non-GM business accounted for 39 percent of revenue.”

2003 Q2 Financial Highlights

•	Revenue of $7.1 billion, down 3.1 percent from $7.3 billion in Q2 2002. Revenue was significantly affected by foreign exchange, particularly the strength of the Euro. Excluding the effects of foreign exchange, revenue would have declined year-over-year by 6.9 percent to $6.8 billion.

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•	GM North American content per vehicle was $2,714 for the quarter. Based on better-than-expected performance in the first half of 2003, Delphi anticipates our full-year 2003 content per vehicle may trend higher than the $2,675 previously expected.

•	Non-GM business increased to 39 percent of Q2 revenues, compared to year-ago levels of 34 percent. Non-GM revenue for the quarter was $2.8 billion, up 11.1 percent from $2.5 billion in Q2 2002.

•	Net income of $88 million or $0.16 per share, compared to Q2 2002 net income of $220 million or $0.39 per share.

•	Operating cash flow was $344 million (1).

•	Pension contributions of $250 million were made during the quarter.

     “Delphi’s solid cash generation demonstrates our operational strength,” said Alan Dawes, Delphi vice chairman and chief financial officer. “Worldwide, our entire workforce is engaged in efforts to identify additional opportunities to reduce SG&A and discretionary spending, and adopt lean practices across all functional areas. This lean focus has been particularly strong with respect to working capital and capital expenditures. These actions have helped Delphi respond to our challenges.”

     “Furthermore, by streamlining our operations through restructuring actions while keeping a tight rein on staffing levels and letting attrition reduce our workforce, we’re positioning Delphi for enhanced profitability,” Dawes said.

Factors Driving Q2 Performance

     Dawes said several factors affected the company’s Q2 results. They include:

•	Overall weak production volumes, including tornado-related production disruptions at General Motors’ Oklahoma City facility.

•	A $25 million after-tax ($38 million pre-tax) adverse legal judgment against Delphi in a case involving a former supplier, Nelco Technology.

•	$23 million after-tax ($35 million pre-tax) in planned portfolio items, including facility closure costs at Delphi’s Moraine, Ohio, operations, and employee separation packages offered at selected Delphi sites, which were pulled forward to Q2 rather than executed throughout the remainder of the year.

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     “As noted at the time we updated our guidance for the quarter, stronger revenues would have offset this trifecta of events. However, we experienced a general market softening throughout the quarter, driving reduced revenues from customers including GM Service Parts Operations and global non-GM customers,” Dawes noted.

     “Nevertheless, after adjusting for the effects of the legal and portfolio-related actions on net income, quarter-over-quarter ongoing earnings were actually higher on markedly lower volumes,” Dawes added. “This performance demonstrates our ability to successfully manage through a difficult market environment.”

2003 Q2 Business Highlights

     Throughout the quarter, Delphi achieved strong new business bookings and was again recognized for its technology leadership and customer satisfaction. “We were particularly pleased at our solid win rates for GM business during Q2. Solidifying our business with this important customer remains a strategic objective for Delphi,” Dawes said.

     Highlights disclosed during Q2 2003 include:

•	Delphi wins contracts from PSA Peugeot Citroën worth more than $719 million — Delphi has won contracts with a lifetime value estimated at $551 million for the supply of Electrical/Electronic Distribution Systems to PSA Peugeot Citroën, one of Europe’s leading automakers. Delphi will also supply body computers for future Citroën models through a new contract estimated at $168 million over the lifetime of the vehicles. Overall Delphi sales to PSA Peugeot Citroën have doubled since 1999.

•	Delphi XM SKYFi™ Satellite Radio now available at world’s largest retailer — Wal-Mart will sell the complete line of Delphi XM SKYFi products in 2,100 store locations across the United States. Since SKYFi was launched in late 2002, more than 300,000 units have been sold to retailers.

•	Delphi receives highest rank for technological strength from MIT — Delphi was ranked number one in MIT’s Technology Review magazine on the Patent Scorecard for its technological strength in the automotive industry. The Patent Scorecard is an industry-by-industry ranking of corporate patent portfolios and combines the number of patents a company receives with other indicators to arrive at its technological strength and ranking. Technology Review’s 2003 Patent Scorecard tracked the U.S. patent portfolios of more than 750 of the world’s top technology companies, of which 97 were in the automotive industry.

•	Continued customer satisfaction and operational excellence — Throughout Q2 2003, Delphi received industry and customer accolades. Two Delphi divisions — Delphi Delco Electronics and Delphi Packard Electric Systems — received a “Masters of Quality Award” from Freightliner LLC in recognition for meeting strict

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standards and demonstrating an ongoing commitment to quality improvement. Delphi’s Energy & Chassis Systems division was presented with three product-quality achievement awards from Subaru of Indiana Automotive Inc. (SIA) for products used on Isuzu’s 2002 Axiom and Rodeo models. Additionally, Delphi plants were recognized by the National Safety Council during the quarter with 69 awards for health and safety excellence throughout 2002 in the areas of lost work day injuries, perfect records and continuous improvement. In 2003, Delphi has received 21 major awards for quality and customer satisfaction.

Other Q2 2003 Financial Activities

     During the quarter, Delphi successfully renewed its 364-day $1.5 billion revolving credit facility, with demand exceeding the offering amount. The company also will continue to monitor capital market activity to assess the timing for a potential REIT preferred stock issuance. “We believe a REIT preferred offering presents an efficient means of financing and a way to ‘term out’ required contributions to Delphi’s pension funds,” Dawes stated.

2003 First Half Financial Highlights

•	Revenue for 1H 2003 was $14.3 billion as compared to $14.0 billion for the same period in 2002.

•	Net income for 1H 2003 was $215 million or $0.38 per share, compared to 1H 2002 net income of $169 million or $0.30 per share. 1H 2002 pro forma net income was $343 million or $0.60 per diluted share.

CY and Q3 2003 Outlook

     Dawes reaffirmed that calendar year revenue is expected to range between $27.5 billion and $28.0 billion but that revenues would be close to $27 billion on an exchange-adjusted basis comparable to CY 2003 guidance given in December 2002. Of the revenue total, $6.6 billion is expected in Q3. “Production volumes are toward the low end of our projected range. Consequently, we expect our CY earnings to come in between $375 million to $475 million as indicated earlier, but they’ll likely be in the lower half of the range, consistent with First Call consensus. For the third quarter, the low revenue suggests our earnings will be just above breakeven, or approximately $0.01 per share. This excludes the impact of any remedy in our Moraine, Ohio, labor arbitration case, as well as the outcome of upcoming labor negotiations,” Dawes continued.

     “Within our $1.2 billion to $1.3 billion (2) CY 2003 operating cash flow, we expect between $50 million and $150 million (3) in Q3,” Dawes added.

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Additional Information

     Additional information concerning Delphi’s Q2 2003 results and Q3 outlook is available through the Investor Relations page of Delphi’s website at www.delphi.com, and in Delphi’s second quarter Form 10-Q, scheduled to be filed with the Securities and Exchange Commission later today. A briefing concerning second quarter results for news media representatives, institutional investors and security analysts will be held at 11:30 a.m. EDT today. For the general public, the briefing will be simultaneously webcast from the Investor Relations page at www.delphi.com.

About Delphi

     For more information about Delphi, visit www.delphi.com.

(1)	For reconciliation to GAAP cash from operations, refer to the Delphi Investor Information website at www.delphi.com/ir/inv_facts.

(2)	Before pension contributions of $600 million and after approximately $1 billion in capital expenditures.

(3)	After approximately $250 million in capital expenditures.

     All statements contained or incorporated in this press release which address operating performance, events or developments that we expect or anticipate may occur in the future (including statements relating to future sales or earnings expectations, savings expected as a result of our global restructurings or other initiatives, portfolio restructuring plans, volume growth, awarded sales contracts and earnings per share expectations or statements expressing general optimism about future operating results) are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management’s current views and assumptions with respect to future events. Important factors, risks and uncertainties which may cause actual results to differ from those expressed in our forward-looking statements are discussed in detail in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2002. In particular, the achievement of projected levels of revenue, earnings, cash flow and debt levels will depend on our ability to execute our portfolio and other global restructuring plans in a manner which satisfactorily addresses any resultant antitrust or labor issues and customer concerns, any contingent liabilities related to divestitures or integration costs associated with acquisitions, and other matters; the success of our efforts to diversify our customer base and still maintain existing GM business; the continued protection and exploitation of our intellectual property to develop new products and enter new markets; and our ability to capture expected benefits of our cost reduction initiatives so as to maintain flexibility to respond to adverse and cyclical changes in general economic conditions and in the automotive industry in each market we operate, including customer cost reduction initiatives, potential increases in warranty costs, pension contributions, healthcare costs, disruptions in the labor, commodities or transportation markets caused by terrorism or war and other changes in the political and regulatory environments where we do business. Delphi does not intend or assume any obligation to update any of these forward-looking statements.

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HIGHLIGHTS (PRO FORMA RESULTS)

Three and six months ended June 30, 2003 vs. three and six months ended June 30, 2002 comparison.

See the footnote below for an explanation of adjustments to our GAAP operating results, applied in determination of our pro forma results.

	Three Months Ended			Six Months Ended
	June 30,			June 30,

	2003		2002	2003	2002

	(in millions, except per share amounts)
Net sales:
General Motors and affiliates	$4,313		$4,818	$8,868	$9,302
Other customers	2,781		2,504	5,408	4,708

Total net sales	7,094		7,322	14,276	14,010
Less operating expenses:
Cost of sales, excluding items listed below	6,240		6,332	12,552	12,184	(b)
Selling, general and administrative	422	(a)	361	811	723
Depreciation and amortization	260		247	513	491

Operating income	172		382	400	612	(b)
Less: interest expense	45		47	90	95
Other income, net	2		8	4	18

Income before income taxes	129		343	314	535	(b)
Income tax expense	41		123	99	192	(b)

Net income	$88		$220	$215	$343	(b)

Gross margin	12.0%		13.5%	12.1%	13.0%	(b)
Operating income margin	2.4%		5.2%	2.8%	4.4%	(b)
Net income margin	1.2%		3.0%	1.5%	2.4%	(b)

Basic earnings per share, 560 million and 561 million shares outstanding for three months and six months ended June 30, 2003 and 2002, respectively	$0.16		$0.39	$0.38	$0.61	(b)

Diluted earnings per share, 560 million shares outstanding for three months and six months ended June 30, 2003 and 569 million and 568 million shares outstanding for the three months and six months ended June 30, 2002, respectively	$0.16		$0.39	$0.38	$0.60	(b)

(a)	Includes $38 million related to legal settlement, excluding this amount, selling, general and administrative would be $384 million.

(b)	Excludes the net restructuring and product line charges of $262 million ($174 million after-tax). Including these items, cost of sales was $12,221 million, restructuring was $225 million, operating income was $350 million, income before income taxes was $273 million, income tax expense was $104 million, net income was $169 million and basic and diluted earnings per share was $0.30.

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HIGHLIGHTS (PRO FORMA RESULTS)

SECTOR FINANCIAL RESULTS

See the footnote below for an explanation of adjustments to our GAAP operating results, applied in determination of our pro forma results.

	Three Months Ended June 30,

			2003	2002
	2003	2002	Operating	Operating
Sector	Sales	Sales	Income	Income

	(in millions)
Dynamics, Propulsion & Thermal	$3,224	$3,317	$123	$140
Electrical, Electronics, Safety & Interior	3,628	3,617	267	318
Automotive Holdings Group	765	985	(158)	(57)
Other	(523)	(597)	(60)	(19)

Total	$7,094	$7,322	$172	$382

	Six Months Ended June 30,

			2003	2002
	2003	2002	Operating	Operating
Sector	Sales	Sales	Income	Income

	(in millions)
Dynamics, Propulsion & Thermal	$6,487	$6,396	$243	$238	(a)
Electrical, Electronics, Safety & Interior	7,240	6,882	527	558	(a)
Automotive Holdings Group	1,587	1,881	(296)	(152)	(a)
Other	(1,038)	(1,149)	(74)	(32)	(a)

Total	$14,276	$14,010	$400	$612	(a)

(a)	Excludes the first quarter 2002 net restructuring and generator product line charges of $262 million with $78 million for Dynamics, Propulsion & Thermal, $64 million for Electrical, Electronics, Safety & Interior, $104 million for Automotive Holdings Group and $16 million for Other.

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HIGHLIGHTS (PRO FORMA RESULTS)

LIQUIDITY AND CAPITAL RESOURCES

See the footnotes below for an explanation of adjustments to our GAAP operating results, applied in determination of our pro forma results.

BALANCE SHEET DATA:
(in millions)

	June 30,			March 31,			December 31,
	2003			2003			2002

Cash and cash equivalents	$730			$755			$1,014
Debt	2,629	(a	)	2,730	(a	)	2,766	(a	)

Net liquidity	$(1,899)	(a	)	$(1,975)	(a	)	$(1,752)	(a	)

Total stockholders’ equity	$1,653	(b	)	$1,440	(b	)	$1,279	(b	)

RECONCILIATION OF NET LIQUIDITY:
(in millions)

Net liquidity at December 31, 2002		$(1,752)
Net income	$215
Depreciation and amortization	513
Capital expenditures	(462)
Other, net	230

Operating cash flow		496	(c	)
Pension contributions		(600)
Cash paid for restructuring and product line charges		(24)
Dividends and other non-operating		(19)

Net liquidity at June 30, 2003		$(1,899)

(a)	Our debt and net liquidity exclude sales of accounts receivable accounted for off-balance sheet.

(b)	Includes after-tax minimum pension liability adjustments to equity of $2,098 million at June 30, 2003, March 31, 2003 and December 31, 2002, respectively. Excluding these adjustments, stockholders’ equity would have been $3,751 million, $3,538 million, and $3,377 million as of June 30, 2003, March 31, 2003 and December 31, 2002, respectively.

(c)	A reconciliation to cash provided by operations as shown on our Statement of Cash Flows is as follows:

Operating cash flow	$496
Capital expenditures	462
Increase in sales of accounts receivable	41
Pension contributions	(600)
Cash paid for restructuring	(24)

Cash provided by operations	$375

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CONSOLIDATED STATEMENTS OF INCOME (a)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

	(in millions, except per share amounts)
Net sales:
General Motors and affiliates	$4,313	$4,818	$8,868	$9,302
Other customers	2,781	2,504	5,408	4,708

Total net sales	7,094	7,322	14,276	14,010

Less operating expenses:
Cost of sales, excluding items listed below	6,240	6,332	12,552	12,221
Selling, general and administrative	422	361	811	723
Depreciation and amortization	260	247	513	491
Restructuring	—	—	—	225

Total operating expenses	6,922	6,940	13,876	13,660

Operating income	172	382	400	350
Less: interest expense	45	47	90	95
Other income, net	2	8	4	18

Income before income taxes	129	343	314	273
Income tax expense	41	123	99	104

Net income	$88	$220	$215	$169

Basic and diluted earnings per share	$0.16	$0.39	$0.38	$0.30

(a)	Prepared in accordance with accounting principles generally accepted in the United States of America, on an unaudited basis.

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CONSOLIDATED BALANCE SHEETS (a)

	June 30,	December 31,
	2003	2002

	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$730	$1,014
Accounts receivable, net:
General Motors and affiliates	2,596	2,304
Other customers	1,295	1,712
Retained interests in receivables	543	—
Inventories, net	1,833	1,769
Deferred income taxes	466	502
Prepaid expenses and other	205	241

Total current assets	7,668	7,542
Long-term assets:
Property, net	6,023	5,944
Deferred income taxes	3,675	3,649
Goodwill, net	738	699
Other	1,526	1,482

Total assets	$19,630	$19,316

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable and current portion of long-term debt	$1,096	$682
Accounts payable	3,265	3,060
Accrued liabilities	1,747	2,118

Total current liabilities	6,108	5,860
Long-term liabilities:
Long-term debt	1,533	2,084
Pension benefits	3,571	3,568
Postretirement benefits other than pensions	5,413	5,120
Other	1,352	1,405

Total liabilities	17,977	18,037

Stockholders’ equity:
Common stock, $0.01 par value, 1,350 million shares authorized, 565 million shares issued in 2003 and 2002	6	6
Additional paid-in capital	2,462	2,445
Retained earnings	1,666	1,530
Accumulated other comprehensive loss:
Minimum pension liability	(2,098)	(2,098)
All other components	(307)	(493)
Treasury stock, at cost (4.7 million and 6.9 million shares in 2003 and 2002, respectively	(76)	(111)

Total stockholders’ equity	1,653	1,279

Total liabilities and stockholders’ equity	$19,630	$19,316

(a)	Prepared in accordance with accounting principles generally accepted in the United States of America, on an unaudited basis.

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CONSOLIDATED STATEMENTS OF CASH FLOWS (a)

	Six Months Ended
	June 30,

	2003	2002

	(in millions)
Cash flows from operating activities:
Net income	$215	$169
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	513	491
Deferred income taxes	15	36
Restructuring	—	225
Changes in operating assets and liabilities:
Accounts receivable and retained interest in receivables, net	(445)	(817)
Inventories, net	(68)	(87)
Prepaid expenses and other	(13)	11
Accounts payable	206	558
Restructuring obligations	(24)	(245)
Accrued liabilities	(328)	69
Other long-term liabilities	301	(74)
Other	3	(80)

Net cash provided by operating activities	375	256

Cash flows from investing activities:
Capital expenditures	(462)	(461)
Other	23	38

Net cash used in investing activities	(439)	(423)

Cash flows from financing activities:
Net proceeds from (repayments of) borrowings under credit facilities and other debt	(171)	309
Dividend payments	(79)	(78)
Issuance (purchase) of treasury stock, net	1	(12)

Net cash provided by (used in) financing activities	(249)	219

Effect of exchange rate fluctuations on cash and cash equivalents	29	(56)

Decrease in cash and cash equivalents	(284)	(4)
Cash and cash equivalents at beginning of period	1,014	757

Cash and cash equivalents at end of period	$730	$753

(a)	Prepared in accordance with accounting principles generally accepted in the United States of America, on an unaudited basis.

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